Exhibit 99.1

Natural Alternatives International, Inc. Reports Record Quarterly

Revenue and Net Income of $0.13 per Diluted Share for the

Third Quarter of Fiscal 2004

SAN MARCOS, CALIF, May 3, 2004 /PRNewswire/ —Natural Alternatives International, Inc. (“NAI”) (Nasdaq: NAII), a leading formulator and manufacturer of customized nutritional supplements, reported net income of $855,000 or $0.13 per diluted share on revenue of $21.3 million for the quarter ended March 31, 2004.

Third quarter revenue increased 55% to $21.3 million from $13.8 million for the comparable quarter last year. Revenue growth resulted from a 68% increase in private label contract manufacturing sales partially offset by an 8% decrease in Direct-to-Consumer (“DTC”) sales. Income from operations increased to $1.0 million from $211,000 in the comparable quarter last year. Net income increased to $855,000 or $0.13 per diluted share from $172,000 or $0.03 per diluted share for the comparable quarter last year, representing an earning per share increase of 333%.

For the first nine months of fiscal 2004, revenue increased 38% to $55.2 million from $39.9 million for the comparable period last year. Revenue growth resulted from a 46% increase in private label contract manufacturing sales and a 3% increase in DTC sales. Income from operations increased to $2.2 million from $869,000 for the comparable period last year. Net income increased to $2.0 million or $0.32 per diluted share compared to $858,000 or $0.14 per diluted share in the comparable period last year, an increase of $1.1 million or $0.18 per diluted share. Excluding the effects of litigation settlement proceeds of $225,000 in the first quarter of the prior fiscal year, net income increased $1.4 million or $0.21 per diluted share.

As of March 31, 2004, NAI had cash and working capital of approximately $3.2 million and $14.2 million, respectively, compared to $5.5 million and $12.3 million, respectively, at June 30, 2003. During the first nine months of fiscal 2004, inventory increased $4.4 million in response to higher anticipated revenue. Additionally, $2.0 million was invested in capital expenditures for the first nine months of fiscal 2004. These expenditures were primarily continuing investment in our domestic manufacturing equipment.

Chairman and CEO Mark LeDoux commented, “It is most gratifying to report record setting revenue in addition to robust earnings per share growth. Our investments in human and capital resources have yielded definite improvements in shareholder value. We anticipate continued revenue and earnings growth emanating from our commitments to excellence in product development, regulatory assistance, manufacturing and distribution in multiple channels around the globe.”

President Randell Weaver commented, “ Recent additions to our product development and regulatory compliance capabilities demonstrate our continued focus on developing sustainable competitive advantages that can lead to long-term growth. In the third quarter we initiated our plans to build out and occupy newly leased 46,000 square feet of space contiguous to our existing manufacturing facility in Vista, California. We continue to evaluate expansion opportunities that could increase product lines, enhance our manufacturing capabilities or reduce risks associated with a variety of factors. In the near term we anticipate strengthening our capitalization through refinancing of our credit facilities.”

NAI, headquartered in San Marcos, California, is a leading formulator and manufacturer of nutritional supplements and provides strategic partnering services to its customers. Our comprehensive partnership approach offers a wide range of innovative nutritional products and services to the client including: scientific research, clinical studies, proprietary ingredients, customer-specific nutritional product formulation, product testing and evaluation, marketing management and support, packaging and delivery system design, regulatory review and international product registration assistance. For more information about NAI, please see our website at http://www.nai-online.com.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 that are not historical facts and information. These statements represent our intentions, expectations and beliefs concerning future events, including, among other things, our expectations and beliefs with respect to future financial and operating results and our ability to sustain profitability, maintain adequate financing, improve liquidity, maintain revenue growth, and implement our strategic plan. We wish to caution readers that these statements involve risks and uncertainties that could cause actual results and outcomes for future periods to differ materially from any forward-looking statement or views expressed herein. NAI’s financial performance and the forward-looking statements contained herein are further qualified by other risks including those set forth from time to time in the documents filed by us with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

SOURCE – Natural Alternatives International, Inc.

CONTACT – John R. Reaves, Chief Financial Officer, Natural Alternatives International, Inc.,

760-744-7340 or info@nai-online.com.

NATURAL ALTERNATIVES INTERNATIONAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	March 31, 2004	June 30, 2003
	(Unaudited)
ASSETS
Cash and cash equivalents	$3,162	$5,482
Accounts receivable, net	6,329	5,668
Inventories, net	12,270	7,845
Other current assets	1,166	766

Total current assets	22,927	19,761
Property and equipment, net	10,804	10,820
Other assets	201	143

Total Assets	$33,932	$30,724

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$8,731	$7,440
Long-term debt, less current installments	1,955	2,386
Long-term pension liability	200	121

Total Liabilities	10,886	9,947

Stockholders’ Equity	23,046	20,777

Total Liabilities and Stockholders’ Equity	$33,932	$30,724

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share data)

	Three months ended March 31,		Nine months ended March 31,
	2004	2003	2004	2003
	(Unaudited)		(Unaudited)
NET SALES	$21,268	$13,755	$55,184	$39,901
Cost of goods sold	16,215	10,468	42,090	30,367

Gross profit	5,053	3,287	13,094	9,534
Selling, general & administrative expenses	4,047	3,076	10,909	8,665

INCOME FROM OPERATIONS	1,006	211	2,185	869
Other income (expense)	(138)	(33)	(116)	10

INCOME BEFORE INCOME TAXES	868	178	2,069	879
Provision for income taxes	13	6	71	21

NET INCOME	$855	$172	$1,998	$858

NET INCOME PER COMMON SHARE:
Basic	$0.15	$0.03	$0.34	$0.15

Diluted	$0.13	$0.03	$0.32	$0.14

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic shares	5,848,841	5,814,258	5,830,508	5,807,143

Diluted shares	6,335,462	6,061,391	6,201,686	6,004,304